Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations with our audited consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.

Forward-Looking Statements

This Annual Report on Form 10-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negative thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, which could cause our actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our significant debt and ability to incur substantially more debt;

•	our future cash flow and earnings;

•	our ability to meet our debt obligations;

•	the impact of payments received from the government and third-party payors on our revenues and results of operations;

•	the impact of the economic and employment conditions in the United States on our business and results of operations;

•	the impact of recent healthcare reform;

•	the impact of our highly competitive industry on patient volumes;

•	the impact of recruitment and retention of quality psychiatrists and other physicians on our performance;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and our local facility management personnel;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	difficulties in successfully integrating the YFCS, PHC and Haven facilities and operations or realizing the potential benefits and synergies of these acquisitions;

•	difficulties in acquiring facilities in general and acquiring facilities from not-for-profit entities due to regulatory scrutiny;

•	difficulties in improving the operations of the facilities we acquire;

•	the impact of unknown or contingent liabilities on facilities we acquire;

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities on our ability to operate and expand our operations;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our common stock;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations;

•	the impact of legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions;

•	the impact of the trend for insurance companies and managed care organizations to enter into sole source contracts on our ability to obtain patients;

•	the fact that we have not been required to comply with regulatory requirements applicable to reporting companies until recently;

•	our status as a “controlled company”; and

•	the other risks described under the heading “Risk Factors” in Item 1A

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this Annual Report on Form 10-K. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Overview

Our business strategy is to acquire and develop inpatient behavioral healthcare facilities and improve our operating results within our inpatient facilities and our other behavioral healthcare operations. Our goal is to improve the operating results of our facilities by providing high quality services, expanding referral networks and marketing initiatives while meeting the increased demand for behavioral healthcare services through expansion of our current locations as well as developing new services within existing locations.

On March 1, 2012, we completed the acquisition of three inpatient behavioral healthcare facilities with a combined 166 licensed beds from Haven for $91.0 million of cash consideration. Also on March 1, 2012, we amended our Senior Secured Credit Facility to provide an incremental $25.0 million of term loans and increase the revolving credit facility by $45.0 million, from $30.0 million to $75.0 million. We used the net proceeds from the sale of our common stock, the incremental term loans of $25.0 million and a $5.0 million borrowing under the revolving credit facility to fund the acquisition of the Haven facilities.

On December 20, 2011, we completed the offering of 9,583,332 shares of our common stock (including shares sold pursuant to the exercise of the over-allotment option that we granted to the underwriters as part of the offering) at a price of $7.50 per share. The net proceeds to us from the sale of the shares, after deducting the underwriting discount of approximately $3.8 million and additional offering-related expenses of approximately $0.9 million, were approximately $67.2 million.

On November 1, 2011, we completed our acquisition of PHC, a leading national provider of inpatient and outpatient mental health and drug and alcohol addiction treatment programs in Delaware, Michigan, Nevada, Pennsylvania, Utah and Virginia. In connection with the acquisition, we issued $150.0 million of our Senior Notes and used the proceeds of such debt issuance primarily to pay a cash distribution of $74.4 million to existing Acadia stockholders, repay PHC debt of $26.4 million, fund the $5.0 million cash portion of the acquisition consideration issued to the holders of PHC’s Class B Common Stock, pay a $20.6 million fee to terminate the professional services agreement between Acadia and Waud Capital Partners and pay transaction-related expenses. The Senior Notes were issued at a discount of $2.5 million. Additionally, pursuant to the PHC merger agreement, we issued 4,891,667 shares of our common stock to the holders of PHC’s Class A Common Stock and Class B Common Stock based on a one-to-four conversion rate and 19,566,668 PHC shares outstanding immediately prior to the acquisition.

On April 1, 2011, we completed the acquisition of YFCS, the largest private, for-profit provider of behavioral health, education and long-term support services exclusively for abused and neglected children and adolescents, for approximately $178.0 million. YFCS operates 13 facilities in eight states and offers a broad array of behavioral programs to adults, adolescents and children. These programs include behavioral acute and residential care in inpatient facilities, therapeutic group homes, therapeutic foster care services, education, and other community based services. This transaction was financed with a $135.0 million term loan facility and $10 million of borrowings on a $30 million revolving credit facility, as well as $52.5 million of new equity contributions.

The recent acquisitions of facilities and services make us the leading publicly traded pure-play provider of inpatient behavioral healthcare services based upon number of licensed beds in the United States. We believe that the YFCS, PHC and Haven acquisitions position the combined company as a leading platform in a highly fragmented industry under the direction of an experienced management team that has significant industry expertise. We expect to take advantage of several strategies that are more accessible as a result of our increased size and geographic scale, including implementing a national marketing strategy to attract new patients and referral sources, increasing our volume of out-of-state referrals, providing a broader range of services to new and existing patients and clients and selectively pursuing opportunities to expand our facility and bed count.

Sources of Revenue

We receive payments from the following sources, or services rendered in our facilities: (i) state governments under their respective Medicaid programs and otherwise; (ii) private insurers, including managed care plans; (iii) the federal Medicare Program; and (iv) directly from other payors including individual patients and clients. For the year ended December 31, 2011, on a pro forma basis giving effect to the acquisitions of YFCS and PHC, approximately 67% of our revenue came from Medicaid, approximately 20% came from private insurers, approximately 8% came from Medicare and approximately 5% came from private pay and other payors.

Results of Operations

The following table illustrates our consolidated results of operations from continuing operations for the respective periods shown (dollars in thousands):

	YEAR ENDED DECEMBER 31,
	2011		2010		2009
	AMOUNT	%	AMOUNT	%	AMOUNT	%
Revenue before provision for doubtful accounts	$219,704		$64,342		$51,821
Provision for doubtful accounts	(3,206)		(2,239)		(2,424)

Revenue	216,498	100.0%	62,103	100.0%	49,397	100.0%

Salaries, wages and benefits	152,609	70.5%	38,661	62.3%	32,572	65.9%
Professional fees	8,896	4.1%	1,675	2.7%	1,827	3.7%
Supplies	11,349	5.2%	3,699	6.0%	2,841	5.8%
Rents and leases	5,576	2.6%	1,288	2.1%	885	1.8%
Other operating expenses	20,171	9.3%	6,870	11.1%	6,720	13.6%
Depreciation and amortization	4,278	2.0%	976	1.6%	967	2.0%
Interest expense	9,191	4.3%	738	1.2%	774	1.6%
Sponsor management fees	1,347	0.6%	120	0.2%	—	—
Transaction related expenses	41,547	19.2%	918	1.5%	—	—

	254,964	117.8%	54,945	88.5%	46,586	94.3%

Income (loss) from continuing operations, before income taxes	(38,466)	(17.8)%	7,158	11.5%	2,811	5.7%
Provision for income taxes	(5,272)	(2.5)%	477	0.7%	53	0.1%

Income (loss) from continuing operations	$(33,194)	(15.3)%	$6,681	10.8%	$2,758	5.6%

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenue before provision for doubtful accounts. Revenue before provision for doubtful accounts increased $155.4 million, or 241.5%, to $219.7 million for the year ended December 31, 2011 compared to $64.3 million for the year ended December 31, 2010. The increase relates primarily to the $147.7 million of revenue generated during 2011 from the YFCS facilities acquired on April 1, 2011 and the PHC facilities acquired on November 1, 2011. The remainder of the increase in revenue before provision for doubtful accounts is attributable to same-facility revenue before provision for doubtful accounts growth of $7.7 million, or 12.0%, on same-facility growth in patient days of 13.3%.

Provision for doubtful accounts. The provision for doubtful accounts was $3.2 million for the year ended December 31, 2011, or 1.5% of revenue before provision for doubtful accounts, compared to $2.2 million for the year ended December 31, 2010, or 3.5% of revenue before provision for doubtful accounts. The decrease in the provision for doubtful accounts is attributable to the lower volumes of private pay admissions and bad debts associated with the facilities acquired from YFCS on April 1, 2011. The same-facility provision for doubtful accounts was $2.3 million for the year ended December 31, 2011, or 3.2% of revenue before provision for doubtful accounts, compared to $2.2 million for the year ended December 31, 2010, or 3.5% of revenue before provision for doubtful accounts.

Salaries, wages and benefits. Salaries, wages and benefits (“SWB”) expense was $152.6 million for the year ended December 31, 2011 compared to $38.7 million for the year ended December 31, 2010, an increase of $113.9 million. SWB expense includes $17.3 million of equity-based compensation expense for the year ended December 31, 2011. This equity-based compensation primarily relates to the incentive equity units issued by Acadia Healthcare Holdings, LLC, our former parent company, prior to its liquidation on November 1, 2011. We do not expect equity-based compensation to be this significant in future periods because of the liquidation of Acadia Healthcare Holdings, LLC and exchange of all equity incentive units for shares of Acadia Healthcare Company, Inc. common stock. There was no equity-based compensation expense during the year ended December 31, 2010. Excluding equity-based compensation expense, SWB expense was $135.3 million, or 62.5% of revenue, for the year ended December 31, 2011, compared to 62.3% of revenue for the year ended December 31, 2010. The increase in SWB expense, excluding equity-based compensation expense, as a percentage of revenue is attributable to the higher SWB expense associated with the facilities acquired from YFCS on April 1, 2011. Same-facility SWB expense was $39.2 million for the year ended December 31, 2011, or 56.2% of revenue, compared to $35.7 million for the year ended December 31, 2010, or 57.4% of revenue. SWB expense, excluding equity-based compensation expense, for our corporate office was $8.8 million for the year ended December 31, 2011 compared to $3.0 million for the year ended December 31, 2010 as a result of the hiring of senior management and other personnel necessary to facilitate acquisitions and the overall growth of the Company.

Professional fees. Professional fees were $8.9 million for the year ended December 31, 2011, or 4.1% of revenue, compared to $1.7 million for the year ended December 31, 2010, or 2.7% of revenue. The $7.2 million increase in professional fees is primarily attributable to the higher professional fees associated with the facilities acquired from YFCS on April 1, 2011. Same-facility professional fees were $1.2 million, or 1.8% of revenue, for each of the years ended December 31, 2011 and 2010.

Supplies. Supplies expense was $11.3 million for the year ended December 31, 2011, or 5.2% of revenue, compared to $3.7 million for the year ended December 31, 2010, or 6.0% of revenue. The $7.6 million increase in supplies expense is primarily attributable to the higher supplies expense associated with the facilities acquired from YFCS on April 1, 2011. Same-facility supplies expense was $4.1 million for the year ended December 31, 2011, or 5.9% of revenue, compared to $3.7 million for the year ended December 31, 2010, or 5.9% of revenue.

Rents and leases. Rents and leases were $5.6 million for the year ended December 31, 2011, or 2.6% of revenue, compared to $1.3 million for the year ended December 31, 2010, or 2.1% of revenue. The increase in rents and leases is attributable to the acquisition of YFCS on April 1, 2011 and PHC on November 1, 2011. Same-facility rents and leases were $1.2 million for the year ended December 31, 2011, or 1.8% of revenue, compared to $1.2 million for the year ended December 31, 2010, or 1.9% of revenue.

Other operating expenses. Other operating expenses consist primarily of purchased services, utilities, insurance, travel and repairs and maintenance expenses. Other operating expenses were $20.2 million for the year ended December 31, 2011, or 9.3% of revenue, compared to $6.9 million for the year ended December 31, 2010, or 11.1% of revenue. The decrease in other operating expenses as a percentage of revenue is attributable to the lower other operating expenses associated with the facilities acquired from YFCS on April 1, 2011. Same-facility other operating expenses were $7.2 million for the year ended December 31, 2011, or 10.4% of revenue, compared to $5.9 million for the year ended December 31, 2010, or 9.5% of revenue.

Depreciation and amortization. Depreciation and amortization expense was $4.3 million for the year ended December 31, 2011, or 2.0% of revenue, compared to $1.0 million for the year ended December 31, 2010, or 1.6% of revenue. The increase in depreciation and amortization is attributable to the acquisition of YFCS on April 1, 2011 and the acquisition of PHC on November 1, 2011.

Interest expense. Interest expense was $9.2 million for the year ended December 31, 2011 compared to $0.7 million for the year ended December 31, 2010. The increase in interest expense is a result of borrowings under our Senior Secured Credit Facility on April 1, 2011 and the issuance of $150.0 million of Senior Notes on November 1, 2011.

Sponsor management fees. Sponsor management fees were $1.3 million for the year ended December 31, 2011 compared to $0.1 million for the year ended December 31, 2010. Sponsor management fees relate to our professional services agreement with Waud Capital Partners, which was amended effective April 1, 2011 and terminated on November 1, 2011.

Transaction-related expenses. Transaction-related expenses were $41.5 million for the year ended December 31, 2011 compared to $0.1 million for the year ended December 31, 2010. Transaction-related expenses represent costs incurred in the respective periods related to the acquisition of YFCS on April 1, 2011, the acquisition of PHC on November 1, 2011 and the termination of the professional services agreement with Waud Capital Partners, as summarized below (in thousands):

	Year Ended December 31,
	2011	2010
Fee paid to equity sponsor for termination of professional services agreement	$20,559	$—
Advisory fees paid to equity sponsor	3,600	—
Investment banking advisory and bridge commitment fees	8,385	—
Legal, accounting and other fees	7,301	918
Severance and contract termination costs	1,702	—

	$41,547	$918

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue before provision for doubtful accounts. Revenue before provision for doubtful accounts increased $12.5 million, or 24.2%, to $64.3 million for the year ended December 31, 2010 compared to $51.8 million for the year ended December 31, 2009. On a same-facility basis, revenue before provision for doubtful accounts increased $7.0 million or 13.5% for the year ended December 31, 2010 compared to the year ended December 31, 2009. Same-facility revenue before provision for doubtful accounts growth is attributable to an increase in same-facility inpatient days of 10.3% and an increase in same-facility outpatient visits of 17.6%. Revenue before provision for doubtful accounts increased by $5.5 million in 2010 compared to 2009 as a result of the acquisitions of the Acadiana facility on March 5, 2009 and The Village facility on November 2, 2009.

Provision for doubtful accounts. The provision for doubtful accounts was $2.2 million for the year ended December 31, 2010, or 3.5% of revenue before provision for doubtful accounts, compared to $2.4 million for the year ended December 31, 2009, or 4.7% of revenue before provision for doubtful accounts. This decrease as a percent of revenue before provision for doubtful accounts was a result of improved collection efforts at our facilities.

Salaries, wages and benefits. SWB expense was $38.7 million for the year ended December 31, 2010 compared to $32.6 million for the year ended December 31, 2009, an increase of $6.1 million, or 18.7%. SWB expense represented 62.3% of revenue for the year ended December 31, 2010 compared to 65.9% of revenue for the year ended December 31, 2009. Same-facility SWB expense was $35.2 million in 2010, or 62.1% of revenue, compared to $32.6 million in 2009, or 65.9% of revenue. This decrease in same-facility SWB expense as a percent of revenue is primarily the result of improved operating efficiencies on higher volumes.

Professional fees. Professional fees were $1.7 million for the year ended December 31, 2010, or 2.7% of revenue, compared to $1.8 million for the year ended December 31, 2009, or 3.7% of revenue. Same-facility professional fees, excluding acquisition-related expenses, were $1.6 million in 2010, or 2.8% of revenue, compared to $1.8 million in 2009, or 3.7% of revenue.

Supplies. Supplies expense was $3.7 million for the year ended December 31, 2010, or 6.0% of total revenue, compared to $2.8 million for the year ended December 31, 2009, or 5.8% of total revenue. Same-facility supplies expense was $3.2 million in 2010, or 5.6% of revenue, compared to $2.8 million in 2009, or 5.8% of revenue.

Rentals and leases. Rentals and leases were $1.3 million for the year ended December 31, 2010, or 2.1% of total revenue, compared to $0.9 million for the year ended December 31, 2009, or 1.8% of total revenue. Same-facility rentals and leases were $1.0 million in 2010, or 1.8% of revenue, compared to $0.9 million in 2009, or 1.8% of revenue.

Other operating expenses. Other operating expenses consist primarily of purchased services, utilities, insurance, travel and repairs and maintenance expenses. Other operating expenses were $6.9 million for the year ended December 31, 2010, or 11.1% of revenue, compared to $6.7 million for the year ended December 31, 2009, or 13.6% of revenue. Same-facility other operating expenses were $6.1 million in 2010, or 10.8% of revenue, compared to $6.7 million in 2009, or 13.6% of revenue. This decrease in same-facility other operating expenses as a percent of revenue is primarily attributable to improved operating efficiencies.

Depreciation and amortization. Depreciation and amortization expense was $1.0 million for the year ended December 31, 2010, or 1.6% of revenue, compared to $1.0 million for the year ended December 31, 2009, or 2.0% of revenue.

Interest expense. Interest expense was $0.7 million for the year ended December 31, 2010 compared to $0.8 million for the year ended December 31, 2009.

Liquidity and Capital Resources

Historical

Cash used in continuing operating activities for the year ended December 31, 2011 was $18.9 million compared to cash provided by continuing operating activities of $8.1 million for the year ended December 31, 2010. The decrease in cash provided by continuing operating activities is primarily attributable to transaction-related expenses of $41.5 million partially offset by cash provided by continuing operating activities of the YFCS facilities acquired on April 1, 2011 and the PHC facilities acquired on November 1, 2011. As of December 31, 2011, our working capital of $71.9 million, including cash and cash equivalents of $61.1 million, was higher than normal because of the proceeds from our offering of common stock completed on December 20, 2011 that were not used until the completion of the acquisition of the Haven facilities on March 1, 2012. Days sales outstanding as of December 31, 2011 was 38 compared to 31 as of December 31, 2010.

Cash used in continuing investing activities for the year ended December 31, 2011 was $225.3 million compared to $1.5 million for the year ended December 31, 2010. Cash used in continuing investing activities for the year ended December 31, 2011 primarily consisted of cash paid for the YFCS and PHC acquisitions of $206.4 million, cash paid for capital expenditures of $9.6 million and cash paid for real estate acquisitions of $8.7 million. Cash used for routine and expansion capital expenditures was approximately $3.5 million and $6.1 million, respectively, for the year ended December 31, 2011. We define expansion capital expenditures as those that increase the capacity of our facilities or otherwise enhance revenue. Routine or maintenance capital expenditures were approximately 1.6% of our revenue for the year ended December 31, 2011. Cash used in continuing investing activities for the year ended December 31, 2010 consisted primarily of $1.5 million in cash paid for capital expenditures.

Cash provided by financing activities for the year ended December 31, 2011 was $298.7 million whereas cash used in financing activities was $2.6 million for the year ended December 31, 2010. Cash provided by financing activities for the year ended December 31, 2011 primarily consisted of borrowings on long-term debt of $282.5 million, contributions from Holdings of $51.0 million and the proceeds from the issuance of common stock of $68.1 million, partially offset by the cash distribution paid to equity holders of $74.4 million, principal payments on long-term debt of $5.1 million, repayments of long-term debt of $10.0 million, payment of debt issuance costs of $12.1 million, payment of equity issuance costs of $0.9 million and distributions to equity holders of $0.4 million. Cash used in financing activities for the year ended December 31, 2010 primarily consisted of capital distributions of $2.3 million.

Senior Secured Credit Facility

To finance our acquisition of YFCS and refinance our $10.0 million secured promissory note that was outstanding at December 31, 2010, we entered into the Senior Secured Credit Facility, administered by Bank of America, N.A., on April 1, 2011. The Senior Secured Credit Facility included $135.0 million of term loans and a revolving credit facility of $30.0 million. As of December 31, 2011, we had $29.6 million of availability under our revolving line of credit, which reflected the total revolving credit facility of $30.0 million less an undrawn letter of credit of $0.4 million.

On March 1, 2012, we amended our Senior Secured Credit Facility to provide an incremental $25.0 million of term loans and increase the revolving credit facility by $45.0 million, from $30.0 million to $75.0 million. We used the incremental term loans of $25.0 million and a $5.0 million borrowing under the revolving credit facility to partially fund the acquisition of the Haven facilities on March 1, 2012. Subsequent to the amendment of the Senior Secured Credit Facility and acquisition of the Haven facilities on March 1, 2012, we have $69.6 million of availability under our revolving line of credit, subject to customary debt incurrence tests. The amended term loans require quarterly principal payments of $2.0 million for March 31, 2012 to March 31, 2013, $4.0 million for June 30, 2013 to March 31, 2014, $5.0 million for June 30, 2014 to March 31, 2015, and $6.0 million for June 30, 2015 to December 31, 2015, with the remaining principal balance due on the maturity date of April 1, 2016.

Borrowings under the Senior Secured Credit Facility are guaranteed by each of Acadia’s domestic subsidiaries and are secured by a lien on substantially all of the assets of Acadia and its subsidiaries. Borrowings under the Senior Secured Credit Facility bear interest at a rate tied to Acadia’s consolidated leverage ratio (defined as consolidated funded debt to consolidated EBITDA, in each case as defined in the credit agreement governing the Senior Secured Credit Facility). The Applicable Rate for borrowings under the Senior Secured Credit Facility was 4.50% and 3.50% for Eurodollar Rate Loans and Base Rate Loans, respectively, as of December 31, 2011. Eurodollar Rate Loans bear interest at the Applicable Rate plus the Eurodollar Rate (based upon the British Bankers Association LIBOR Rate prior to commencement of the interest rate period). Base Rate Loans bear interest at the Applicable Rate plus the highest of (i) the federal funds rate plus 1/2 of 1.0%, (ii) the prime rate and (iii) the Eurodollar rate plus 1.0%. As of December 31, 2011, borrowings under the Senior Secured Credit Facility bore interest at 4.80%. In addition, Acadia is required to pay a commitment fee on undrawn amounts under the revolving line of credit. As of December 31, 2011, undrawn amounts bore interest at a rate of 0.55%.

The interest rates and the commitment fee on unused commitments related to the Senior Secured Credit Facility are based upon the following pricing tiers:

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	<2.75:1.0	3.50%	2.50%	0.45%
2	2.75:1.0 but <3.25:1.0	3.75%	2.75%	0.50%
3	3.25:1.0 but <3.75:1.0	4.00%	3.00%	0.50%
4	3.75:1.0 but <5.00:1.0	4.25%	3.25%	0.55%
5	5.00:1.0	4.50%	3.50%	0.55%

The Senior Secured Credit Facility requires Acadia and its subsidiaries to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions, materiality thresholds and qualifications:

a)	the affirmative covenants include the following: (i) delivery of financial statements and other customary financial information; (ii) notices of events of default and other material events; (iii) maintenance of existence, ability to conduct business, properties, insurance and books and records; (iv) payment of taxes; (v) lender inspection rights; (vi) compliance with laws; (vii) use of proceeds; (viii) interest rate hedging; (ix) further assurances; and (x) additional collateral and guarantor requirements.

b)	the negative covenants include limitations on the following: (i) liens; (ii) debt (including guaranties); (iii) investments; (iv) fundamental changes (including mergers, consolidations and liquidations); (v) dispositions; (vi) sale leasebacks; (vii) affiliate transactions and the payment of management fees; (viii) burdensome agreements; (ix) restricted payments; (x) use of proceeds; (xi) ownership of subsidiaries; (xii) changes to line of business; (xiii) changes to organizational documents, legal name, form of entity and fiscal year; (xiv) capital expenditures (not to exceed 4.0% of total revenues of Acadia and its subsidiaries and including a 100% carry-forward of unused amounts to the immediately succeeding fiscal year); (xv) prepayment of redemption of certain senior secured debt; and (xvi) amendments to certain material agreements. Acadia is generally not permitted to issue dividends or distributions other than with respect to the following: (w) certain tax distributions; (x) the repurchase of equity held by employees, officers or directors upon the occurrence of death, disability or termination subject to cap of $500,000 in any fiscal year and compliance with certain other conditions; (y) in the form of capital stock; and (z) scheduled payments of deferred purchase price, working capital adjustments and similar payments pursuant to the merger agreement or any permitted acquisition.

c)	The financial covenants include maintenance of the following:

•	the fixed charge coverage ratio may not be less than 1.20:1.00 as of the end of any fiscal quarter;

•	the consolidated leverage ratio may not be greater than the amount set forth below as of the date opposite such ratio:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
December 31, 2011	6.00:1.0
March 31, 2012	6.00:1.0
June 30, 2012	6.00:1.0
September 30, 2012	6.00:1.0
December 31, 2012	5.50:1.0
March 31, 2013	5.50:1.0
June 30, 2013	5.50:1.0
September 30, 2013	5.50:1.0
December 31, 2013	4.75:1.0
March 31, 2014	4.75:1.0
June 30, 2014	4.75:1.0
September 30, 2014	4.75:1.0
December 31, 2014 and each fiscal quarter ending thereafter	4.00:1.0

•	The senior secured leverage ratio may not be greater than the amount set forth below as of the date opposite such ratio:

Fiscal Quarter Ending	Maximum Consolidated Senior Secured Leverage Ratio
December 31, 2011	3.00:1.0
March 31, 2012	3.00:1.0
June 30, 2012	3.00:1.0
September 30, 2012	3.00:1.0
December 31, 2012 and each fiscal quarter ending thereafter	2.50:1.0

As of December 31, 2011, Acadia was in compliance with such covenants.

12.875% Senior Notes due 2018

On November 1, 2011, we issued $150.0 million of Senior Notes at 98.323% of the aggregate principal amount of $150.0 million, a discount of $2.5 million. The notes bear interest at a rate of 12.875% per annum. We will pay interest on the notes semi-annually, in arrears, on November 1 and May 1 of each year, beginning on May 1, 2012 through the maturity date of November 1, 2018.

The indenture governing the Senior Notes contains covenants that, among other things, limit the Company’s ability to: (i) incur or guarantee additional debt or issue certain preferred stock; (ii) pay dividends on the Company’s equity interests or redeem, repurchase or retire the Company’s equity interests or subordinated debt; (iii) transfer or sell assets; (iv) make certain investments; (v) incur certain liens; (vi) restrict the Company’s subsidiaries’ ability to pay dividends or make other payments to the Company; (vii) engage in certain transactions with the Company’s affiliates; and (viii) merge or consolidate with other companies or transfer all or substantially all of the Company’s assets.

Contractual Obligations

The following table presents a summary of contractual obligations as of December 31, 2011 (dollars in thousands):

	Payments Due by Period
	Within 1 Year	During Years 2-3	During Years 4-5	After 5 Years	Total
Long-term debt (a)	$32,343	$77,602	$139,329	$185,406	$434,680
Operating leases	8,143	10,161	6,587	4,054	28,945
Purchase and other obligations (b)	316	—	—	—	316

Total obligations and commitments	$40,802	$87,763	$145,916	$189,460	$463,941

(a)	Amounts include required principal payments and related interest payments. We used the 4.80% interest rate at December 31, 2011 to estimate future interest payments related to our variable-rate debt.
(b)	Amounts relate to purchase obligations, including commitments to purchase property and equipment or complete existing capital projects in future periods.

Off Balance Sheet Arrangements

As of December 31, 2011, we had standby letters of credit outstanding of $0.4 million related to security for the payment of claims as required by our workers’ compensation insurance program.

Market Risk

Our interest expense is sensitive to changes in market interest rates. With respect to our interest-bearing liabilities, our long-term debt outstanding at December 31, 2011 is composed of $150.0 million of fixed rate debt and $129.9 million of variable rate debt with interest based on LIBOR plus an applicable margin. A hypothetical 10% increase in interest rates would decrease our net income and cash flows by approximately $0.4 million on an annual basis based upon our borrowing level at December 31, 2011.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other available information, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following accounting policies are considered critical to our operating performance and involve highly subjective and complex assumptions and assessments.

Revenue and Accounts Receivable

Revenue is derived from services rendered to patients for inpatient psychiatric and substance abuse care, outpatient psychiatric care and adolescent residential treatment and includes revenue payable by the Medicare program administered by CMS, state Medicaid programs, commercial insurance (in network and out of network), and other payors including individual patients. Revenue is recorded in the period in which services are provided at established billing rates less contractual adjustments based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates.

The following table presents revenue by payor type and as a percentage of revenue before provision for doubtful accounts for the years ended December 31, 2010 and 2011 (in thousands):

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Amount	%	Amount	%
Private Pay	$4,337	2.0	$1,969	3.1
Commercial	31,603	14.4	22,024	34.2
Medicare	16,368	7.4	13,061	20.3
Medicaid	164,325	74.8	27,288	42.4
Other	3,071	1.4	—	—

Revenue before provision for doubtful accounts	219,704	100.0	64,342	100.0
Provision for doubtful accounts	(3,206)		(2,239)

Revenue	216,498		62,103

The following tables present a summary of our aging of accounts receivable as of December 31, 2011 and 2010:

December 31, 2011

	Current	30-90	90-150	>150	Total
Private Pay	0.8%	1.3%	0.6%	2.2%	4.9%
Commercial	15.9%	7.9%	2.4%	2.1%	28.3%
Medicare	7.1%	1.3%	0.5%	0.4%	9.3%
Medicaid	36.9%	13.7%	3.1%	3.8%	57.5%

Total	60.7%	24.2%	6.6%	8.5%	100.0%

December 31, 2010

	Current	30-90	90-150	>150	Total
Private Pay	1.6%	2.7%	1.4%	1.0%	6.7%
Commercial	16.8%	11.7%	3.1%	0.3%	31.9%
Medicare	15.9%	2.2%	0.4%	0.4%	18.9%
Medicaid	29.4%	11.2%	1.0%	0.9%	42.5%

Total	63.7%	27.8%	5.9%	2.6%	100.0%

Medicaid accounts receivable as of December 31, 2011 include less than $0.5 million of accounts pending Medicaid approval. These accounts are aged less than 60 days and are classified as Medicaid because we have experienced between 80% and 90% approval by Medicaid for this class of receivables.

Allowance for Contractual Discounts

The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from its established billing rates. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for any adjustments and final settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial condition or results of operations. The Company’s cost report receivables were $0.5 million at December 31, 2011 compared to cost report payables of $0.1 million at December 31, 2010, and are included in other current assets and other current liabilities, respectively, in the consolidated balance sheets. The Company believes that these receivables and payables are properly stated and are not likely to be settled for a significantly different amount. The net adjustments to estimated cost report settlements resulted in increases to revenue of approximately $0.2 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively.

The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations or wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Allowance for Doubtful Accounts

Our ability to collect outstanding patient receivables from third party payors is critical to our operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate uncollectible accounts and establish an allowance for doubtful accounts in order to adjust accounts receivable to estimated net realizable value. In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, historical collection experience, current economic conditions, and other relevant factors. Accounts receivable that are determined to be uncollectible based on the Company’s policies are written off to the allowance for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

Insurance

We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. We have professional and general liability insurance for claims in excess of a $50,000 deductible with an insured excess limit of $25 million. The reserve for professional and general liability risks is estimated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. The estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. The professional and general liability reserve was $2.8 million as of December 31, 2011, of which $1.2 million is included in other accrued liabilities and $1.7 million is included in other long-term liabilities. We estimate receivables for the portion of professional and general liability reserves that are recoverable under our insurance policies based on an independent actuarial evaluation. Such receivable was $1.7 million as of December 31, 2011, of which $0.6 million is included in other current assets and $1.1 million is included in other assets.

Our statutory workers’ compensation program is fully insured with a $500,000 deductible per accident. The reserve for workers’ compensation liability was $3.8 million and $0.9 million as of December 31, 2011 and 2010, respectively. The reserve for workers compensation claims is based upon independent actuarial estimates of future amounts that will be paid to claimants. We believe that adequate provisions have been made for workers’ compensation and professional and general liability risk exposures.

Property and Equipment and Other Long-Lived Assets

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets, which typically range from 25 to 30 years for buildings and improvements, three to 10 years for equipment and the shorter of the lease term or estimated useful lives for leasehold improvements. When assets are sold or retired, the corresponding cost and accumulated depreciation are removed from the related accounts and any gain or loss is recorded in the period of sale or retirement. Repair and maintenance costs are expensed as incurred. Depreciation expense was approximately $2.7 million, $0.9 million and $0.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The carrying values of long-lived assets are reviewed for possible impairment whenever events, circumstances or operating results indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the asset will not be recoverable, as determined based upon the undiscounted cash flows of the operating asset over the remaining useful lives, the carrying value of the asset will be reduced to its estimated fair value. Fair value estimates are based on independent appraisals, market values of comparable assets or internal evaluations of future net cash flows.

Goodwill and Indefinite-Lived Intangible Assets

The Company’s goodwill and other indefinite-lived intangible assets, which consist of licenses and accreditations and certificates of need intangible assets that are not amortized, are evaluated for impairment annually during the fourth quarter or more frequently if events indicate that the carrying value of a reporting unit may not be recoverable. The Company is comprised of one operating segment, behavioral healthcare services, for segment reporting purposes. The behavioral healthcare services operating segment represents one reporting unit for purposes of the Company’s goodwill impairment test. Potential impairment is noted for a reporting unit if its carrying value exceeds the fair value of the reporting unit. For a reporting unit with potential impairment of goodwill, we determine the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. Our annual impairment tests of goodwill in 2011, 2010 and 2009 resulted in no goodwill impairment charges.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized. Significant judgments regarding the recognition and measurement of each tax position are required. Our policy is to classify interest and penalties related to income taxes as a component of our tax provision.